Exhibit 10.33
AGREEMENT
     This Agreement (this “Agreement”) is entered into as of July 24, 2009, by and between VSS Fund Management LLC (“VSS LLC”) and Cambium-Voyager Holdings, Inc., a Delaware corporation (the “Company”).
     WHEREAS, VSS LLC is a private equity and mezzanine capital fund management company, and as of the date hereof one of its investment funds owns all of the issued and outstanding shares of the Company’s outstanding common stock, $.001 par value per share; and
     WHEREAS, the Company desires to enter into this Agreement to provide for the payment to VSS of certain consulting fees as set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the parties hereto agree as follows:
          1. Consulting Fee. In each instance after the date hereof that an additional equity investment is made in the Company or any of its subsidiaries (regardless of whether such investment is through an underwritten offering or private placement of securities of the Company or any of its subsidiaries) and in each instance after the date hereof that the Company consummates any other equity or equity-linked financing, debt financing (including without limitation, bank, mezzanine, structured capital or similar institutional debt financing), or any reorganization, recapitalization, refinancing, reclassification, rights offering, or other similar transaction, and in each instance that the Company or any of is subsidiaries obtains debt financing from any entity, VSS LLC, or its designee, shall be entitled to a fee from the Company payable at the time of any such investment, financing or transaction in an aggregate amount of 1.0% of the gross proceeds of such investment, financing or transaction. Upon each acquisition or disposition of any business or entity by the Company or any of its subsidiaries (including without limitation any transaction involving the acquisition of or a disposition to another portfolio company of VSS LLC, but excluding transactions where the only parties thereto consist of the Company and its subsidiaries), the Company shall pay VSS LLC, or its designee, a fee in an amount equal to 1.0% of the enterprise value of that business or entity, as reasonably determined by VSS LLC, upon consummation of such acquisition or disposition. The Company shall promptly reimburse VSS LLC, following notice from VSS LLC thereof, for all reasonable out-of-pocket fees and expenses incurred by it in performing the aforementioned services for or on behalf of the Company, including, without limitation, legal, financial or tax advisor fees, and travel, hotel and meal expenses incurred and any fees and expenses relating to any U.S. Securities and Exchange Commission, NASDAQ or other regulatory compliance filings. The right to fees and expenses contemplated in this Section 1 shall terminate upon the earlier to occur of: (i) the date upon which funds managed by VSS LLC collectively cease to “beneficially own” (as determined in accordance with Rule 13d-3 of the Securities Exchanges Act of 1934, as amended) at least 10% of the issued and outstanding shares of Common Stock of the Company, and (ii) unless renewed by the audit committee of the Company’s board of directors, January 1, 2015. For the avoidance of doubt, no fees or expenses shall be payable to VSS under this Section 1 to the extent VSS LLC receives a fee pursuant to that certain Amended and Restated Limited Liability Company Agreement of VSS-Cambium Holdings, LLC, dated as of April 12, 2007, as amended.
          2. Indemnification. The Company agrees that in the event VSS LLC or any of its officers, managers, members, partners, employees, agents, affiliates or controlling persons, if any (each, including VSS LLC, an “Indemnified Person”), become involved in any capacity (whether or not a party) in any action, claim, proceeding or investigation (including any formal or informal regulatory inquiry, any securityholder action or claim or any action brought by or in the right of the Company) related to or arising out of VSS LLC’s engagement hereunder, the Company will promptly upon demand advance to such Indemnified Person, or to the extent funds have already been expended, reimburse such Indemnified Person for, its legal and other expenses as and when they are to be incurred or are incurred. In addition, the Company will indemnify and hold harmless each Indemnified Person from and against, and no Indemnified Person shall have any liability (whether direct or indirect, in contract tort or otherwise) to the Company or any of its securityholders or creditors for, any losses, claims, damages, liabilities or expenses (including, without limitation attorney’s fees and expenses) related to or arising out of this Agreement, any services provided hereunder or any transaction or proposed transaction related thereto, whether or not any pending or threatened action, claim, proceeding or investigation giving rise to such losses, claims, damages, liabilities or expenses is initiated or brought by or on behalf of the Company and whether or not in connection with any action, claim, proceeding or investigation in which the Company or any Indemnified Person is a party, except to the extent that any such loss, claim, damage, liability or expense is found by a court of competent jurisdiction in a judgment that has become final to have resulted directly and primarily from such Indemnified Person’s gross negligence or willful misconduct. If any fees or expenses have been advanced or reimbursed to an Indemnified Person under this Section 2 and such Indemnified Person is found, pursuant to a final non-appealable order of a court of competent jurisdiction, to have acted with gross negligence or willful misconduct with respect to the matter for which such fees or expenses were so advanced or reimbursed, then, such Indemnified Person shall promptly return such fees and expenses to the Company.
          3. Entire Agreement. This Agreement, together with the other documents referenced herein, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by VSS LLC and the Company, provided, however, so long as funds managed by VSS LLC collectively “beneficially own” (as determined in accordance with Rule 13d-3 of the Securities Exchanges Act of 1934, as amended) at least 10% of the issued and outstanding shares of Common Stock of the Company or VSS LLC has the right to designate a majority of the Company’s Board of Directors, any such modification shall have been approved by the Audit Committee of the Company’s Board of Directors.
          4. Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered in person or sent by facsimile or e-mail of a Portable Document Format (PDF) file (with evidence confirming receipt of such facsimile or PDF file), one Business Day after being sent by a major overnight courier, or five days after being mailed by registered mail, return receipt requested, to the parties at the addresses set forth below their names on the signature page hereto (or at such other address as a party may specify by notice to the Company).
          5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in New York.
          6. Submission to Jurisdiction. The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, each of the parties to this Agreement submits to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. These consents to jurisdiction shall not be deemed to confer rights on any person or entity other than the parties to this Agreement.
          7. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect and shall be enforceable to the maximum extent permitted by law, and if any provision is inapplicable to any person or entity or circumstance, it shall nevertheless remain applicable to all other persons, entities and circumstances.
          8. Headings. The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.
          9. Counterparts. This Agreement may be executed in separate counterparts, but such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart by facsimile or by e-mail of a PDF file shall be effective as delivery of an original manually executed counterpart.
[Signatures on Next Page]

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.

VSS FUND MANAGEMENT LLC

By:	/s/ Scott J. Troeller

Name: Scott J. Troeller
Title:
Address:	350 Park Avenue
New York, New York 10022

CAMBIUM-VOYAGER HOLDINGS, INC.

By:	/s/ Scott J. Troeller

Name: Scott J. Troeller
Title: President
Address:	350 Park Avenue
New York, New York 10022